Exhibit 99.1
Best Buy Appoints Dylan Jadeja to Board of Directors

MINNEAPOLIS, December 1, 2025 – Best Buy Co., Inc. has appointed Dylan Jadeja, the chief executive officer of Riot Games, to its Board of Directors, effective immediately.

Jadeja has served as the chief executive officer of Riot Games since July 2023 and has been a member of its executive team for more than a decade. Riot Games, a prominent video game developer and publisher, was founded in 2006 with the goal to create and support the most player-focused games in the world. One of the company’s most well-known titles, League of Legends, is a prime example of that mission.

Jadeja brings to Best Buy’s Board of Directors extensive knowledge and experience across strategy, finance, operations, digital and social content and of course, the gaming industry. Prior to becoming CEO, Jadeja served in several leadership roles for Riot Games; he joined the company as its chief financial officer in 2011 and later served as its president. Before joining Riot Games, Jadeja was a leader within the Consumer Retail Coverage team at Goldman Sachs.

“Dylan’s expertise in consumer brands, digital commerce and serving passionate global player communities will bring critical enhancements to our Board. I’m excited to welcome him to our company,” says Corie Barry, chief executive officer at Best Buy. “I look forward to Dylan’s insights and guidance as we focus deeper on creating seamless omnichannel experiences for our customers and developing new streams of revenue to help fuel our growth.”

“I’m honored to have the opportunity to join such a trusted, mission-driven brand that has connected deeply with consumers for nearly 60 years,” says Jadeja. “Best Buy’s evolution into a company that brings new technology to life – in stores, online, and in-home – is incredibly compelling, and I look forward to contributing to the team on that journey.”

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